UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Caledonia Mining Corporation Plc
(Exact name of registrant as specified in its charter)

Jersey	Not Applicable
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

3rd Floor, Weighbridge House, St Helier, Jersey	JE2 3NF
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Shares	NYSE AMERICAN

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑

If this form relates to the registration of a class of securities pursuant Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: _______________________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

Share Capital

Caledonia Mining Corporation Plc’s (the “Company” or the “Registrant”) authorized share capital is comprised of an unlimited number of shares of the Company, no par value (the “Common Shares”) and an unlimited number of preferred shares, no par value. As of the date of this Registration Statement, the Company had 10,533,873 Common Shares issued and outstanding. As of the date of this Registration Statement, the Company also had stock options outstanding for the purchase of an aggregate of 97,280 Common Shares.

Articles of Association

At a special meeting of shareholders held on February 18, 2016, the Company’s shareholders voted in favor of a resolution to approve the continuance of the Company from Canada to Jersey. This resolution, inter alia, included provisions to replace the Company’s by-laws with new articles of association (the “Articles of Association”) and a memorandum of association. Neither the memorandum of association nor the he Articles of Association place any restrictions on the Company’s business.

Shares issued by the Company are non-assessable and the holders are not liable to the Company or its creditors in respect thereof.

The holders of the Common Shares are entitled on a poll to one vote per share at all meetings of the shareholders of the Company. The holders of Common Shares are also entitled to dividends, if and when declared, and the distribution of the residual assets of the Company in the event of a liquidation, dissolution or winding up of the Company. The Common Shares do not have pre-emptive rights to purchase additional shares.

No preference shares are currently issued and outstanding. Preference shares may be issued from time to time in one or more series composed of such number of shares with such preference, deferred or other special rights, privileges, restrictions and conditions as specified in the Articles of Association or as fixed before such issuance by a resolution passed by the directors and confirmed and declared by shareholders by a special resolution.  The preference shares shall be entitled to preference over shares in respect of the payment of dividends and shall have priority over the Common Shares in the event of a distribution of residual assets of the Company in the event of a liquidation, dissolution or winding up of the Company. Subject to the rights, privileges, restrictions and conditions that may be attached to a particular series of preference shares, the holders of preferences shares do not have pre-emptive rights to purchase additional shares and shall not, as such, be entitled to receive notice of, attend or vote at meetings (except where they are entitled to vote separately as a class or on the disposal of all or substantially all of the property of the Company).

Special resolutions (as required under Jersey company law), in order to be passed, require a 2/3rds majority vote by members attending and entitled to vote at a duly convened meeting. Ordinary resolutions to be passed require a simple majority of votes.

The rights attaching to the Common Shares or the preference shares can only be modified by the affirmative vote of at least two-thirds of the votes cast at a meeting of the relevant shareholders called for that purpose.

Share redemptions

Subject to and in accordance with Jersey law and to the rights of holders of shares, the Company may purchase any of its shares of any class (including without limitation redeemable shares) in any way and at any price.

Meetings of Shareholders

The Articles of Association require the Company to call an annual general meeting of shareholders within 13 months after holding the last preceding annual general meeting and permits the Company to call any other meeting of shareholders at any time. The Company is required to mail a notice of meeting and management information circular to registered shareholders not less than 21 clear days prior to the date of any annual or other general meeting of shareholders. These materials must also be filed with Canadian securities regulatory authorities. The Articles of Association provide that a quorum of two shareholders in person or represented by proxy holding or representing by proxy not less than 5% of the Company’s issued Common Shares carrying the right to vote at the meeting is required to transact business at a general meeting. Shareholders, and their duly appointed proxies and corporate representatives, as well as the Company's auditors and directors, are entitled to be admitted to the Company's annual and other general meetings of shareholders.

Limitations on the Right to Own Securities

There are no limitations in the Articles of Association or under Jersey law on the rights to own securities in the Company.

Limitations on Restructuring and Transactions

There is no provision in the Articles of Association that would have the effect of placing any limitations on any corporate restructuring or transaction in addition to what would otherwise be required by applicable law although shareholders have dissent rights in accordance with the Articles of Association (so can object and ask to be bought out) in relation to, for example, an amalgamation, merger or disposal of all or substantially all of the business.

Disclosure of Share Ownership

The Articles of Association permit the Company to give a disclosure notice to any person that the Company has reasonable cause to believe is/was interested in the Company’s shares within the preceding three years; such notice may require the person to inform the Company whether that person holds/has held an interest in the Company’s shares. The Articles of Association also incorporate by reference certain of the disclosure and transparency rules (“DTR”) published by the UK's Financial Conduct Authority (“FCA”). The DTR include, inter alia, a requirement that a shareholder must notify the Company of the percentage of its voting rights (held directly and indirectly) if the percentage of those voting rights reaches, exceeds or falls below 3% of the Company’s issued voting securities and each 1% threshold above 3%.

Exchange Controls

There are no governmental laws, decrees or regulations existing in Jersey (where the Company is incorporated) which restrict the export or import of capital, or the remittance of dividends, interest or other payments to non-resident holders of the Company’s securities,  nor does Jersey have foreign exchange currency controls.

Taxation

The description set forth in Item 10.E. under the heading “Taxation” in the Registrant’s Annual Report on Form 20-F, as filed with the Securities and Exchange Commission on March 30, 2017, is hereby incorporated by reference in response to this item.

Item 2. Exhibits.

Not Applicable.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: July 24, 2017

CALEDONIA MINING CORPORATION PLC

By:	/s/ Mark Learmonth
Mark Learmonth
Chief Financial Officer